QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-121607

PROSPECTUS SUPPLEMENT
(To prospectus dated May 18, 2005 and
prospectus supplement dated May 18, 2005)

LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES H
RANGERSSM
RISK ADJUSTING EQUITY RANGE SECURITIESSM
PERFORMANCE LINKED TO THE VALUE OF A COMMON STOCK

        The following terms will generally apply to certain notes that Lehman Brothers Holdings will sell from time to time using this prospectus supplement (the "RANGERS prospectus supplement") and the accompanying prospectus supplement dated May 18, 2005 relating to Lehman Brothers Holdings' Medium-Term Notes, Series H (the "MTN prospectus supplement") and the accompanying prospectus dated May 18, 2005 (the "base prospectus"). Lehman Brothers Holdings will include information on the specific terms for each series of notes in a pricing supplement to this RANGERS prospectus supplement that Lehman Brothers Holdings will deliver to prospective buyers of the notes.

        Securities offered:    Notes of Lehman Brothers Holdings (a "note," and in the aggregate, the "notes").

        Index Stock:    The return on the notes will be linked to the common stock of the index stock issuer specified in the relevant pricing supplement. As used in this RANGERS prospectus supplement, the term "common stock" includes other types of equity securities, including American Depositary Shares (or "ADSs").

        Principal Amount:    As specified in the relevant pricing supplement.

        Stated maturity date:    As specified in the relevant pricing supplement, subject to postponement if a market disruption event occurs on the valuation date.

        Coupon payments:    Lehman Brothers Holdings will make coupon payments to you on the dates and at the rate per year specified in the relevant pricing supplement.

        Valuation date:    As specified in the relevant pricing supplement, subject to postponement if a market disruption event occurs.

        Initial value:    As specified in the relevant pricing supplement.

        Threshold value:    As specified in the relevant pricing supplement.

        Denominations:    $1,000 and whole multiples of $1,000.

        Ranking:    Senior unsecured debt securities of Lehman Brothers Holdings.

        Payments prior to maturity:    Unless otherwise stated in the relevant pricing supplement, the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder.

        Payment at maturity:    At maturity, Lehman Brothers Holdings will pay to you, per $1,000 note, $1,000 plus any accrued but unpaid coupon payments, unless the value of the index stock falls below the threshold value at any time during the measurement period, in which case Lehman Brothers Holdings will pay to you, per $1,000 note, the lesser of:

  (1)
  $1,000, plus any accrued but unpaid coupon payments; and

  (2)
  the alternative redemption amount, plus any accrued but unpaid coupon payments.

        The measurement period will begin on the date of the relevant pricing supplement and end on the relevant valuation date.

        You can calculate the alternative redemption amount using the following formula:

$1,000 ×	settlement value
initial value

        The settlement value used for calculating the alternative redemption amount on the stated maturity date will generally be based on the closing price of the index stock on the valuation date. The settlement value may be adjusted under certain circumstances, as described herein.

        As a result, the amount you receive at maturity will be less than the principal amount if the value of the index stock falls below the threshold value at any time during the measurement period and if the settlement value is less than the initial value. You will not receive any payment at maturity (other than any accrued but unpaid coupon payments) if the settlement value is zero.

        Stock settlement:    The relevant pricing supplement will specify whether Lehman Brothers Holdings has the option of paying the amount due at maturity in shares of the index stock (and any other equity securities used in the calculation of the settlement value) or in cash, whether the holder of a note has the option of electing stock settlement at maturity or whether stock settlement at maturity is mandatory.

        Other terms:    You should review "Description of the Notes" and the relevant pricing supplement for other terms that apply to your notes. If any information in the relevant pricing supplement is inconsistent with this RANGERS prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement.

Investing in the notes involves risks. Risk Factors begin on page SS-7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this RANGERS prospectus supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this RANGERS prospectus supplement may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

May 18, 2005

"Risk Adjusting Equity Range Securities" and "RANGERS" are service marks of Lehman Brothers Inc.

        You should rely only on the information contained or incorporated by reference in this RANGERS prospectus supplement, the MTN prospectus supplement, the base prospectus, and any relevant pricing supplement. No one has been authorized to provide you with different information. You should not assume that the information contained in this RANGERS prospectus supplement, the MTN prospectus supplement or the base prospectus is accurate as of any date other than the date on the front cover of the document. Securities are not being offered in any jurisdiction where the offer is not permitted.

TABLE OF CONTENTS

Prospectus Supplement
Summary Information—Q&A	SS-3
Risk Factors	SS-7
Use of Proceeds and Hedging	SS-12
Description of the Notes	SS-13
Index Stock Information	SS-22
United States Federal Income Tax Consequences	SS-22
Book-Entry Issuance	SS-26
Supplemental Plan of Distribution	SS-27
MTN Prospectus Supplement
Risk Factors	S-3
Description of the Notes	S-8
Ceratin ERISA Considerations	S-30
Plan of Distribution	S-31
Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

SUMMARY INFORMATION—Q&A

        This summary highlights selected information from this RANGERS prospectus supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this RANGERS prospectus supplement, the MTN prospectus supplement, the base prospectus and the relevant pricing supplement to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page SS-7 to determine whether an investment in the notes is appropriate for you.

        In this RANGERS prospectus supplement, references to the "base prospectus" mean the accompanying prospectus, as supplemented by the accompanying MTN prospectus supplement. References to the "relevant pricing supplement" mean the pricing supplement that describes the specific terms of the series of the notes that you purchase.

What are the notes?

        The notes will be a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman Brothers Holdings") whose value will be tied to the performance of the index stock. See "Index Stock Information." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on the date specified in the relevant pricing supplement, unless postponed because a market disruption event occurs on the valuation date.

What payments will I receive on the notes before maturity?

        The coupon rate, the coupon payment dates and the related record dates will be specified in the relevant pricing supplement. If any coupon payment date is not a business day, you will receive payment on the following business day.

        Unless otherwise stated in the relevant pricing supplement, the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder. If the relevant pricing supplement provides for a redemption or repurchase feature, the details of such redemption or repurchase feature will be specified in the relevant pricing supplement.

What will I receive if I hold the notes until the stated maturity date?

        At maturity, Lehman Brothers Holdings will pay you, per $1,000 note, $1,000 plus any accrued but unpaid coupon payments, unless the value of the index stock falls below the threshold value at any time during the measurement period, in which case Lehman Brothers Holdings will pay you, per $1,000 note, the lesser of:

  (1)
  $1,000, plus any accrued but unpaid coupon payments; and

  (2)
  the alternative redemption amount, plus any accrued but unpaid coupon payments.

        The measurement period will begin on the date of the relevant pricing supplement and end on the relevant valuation date.

        The amount due at maturity may be paid in shares of index stock, as described below under "What is the stock settlement option?"

        The payment on the stated maturity date may be postponed if a market disruption event occurs, as described below under "Description of the Notes—Settlement value".

How will the alternative redemption amount be calculated?

        The alternative redemption amount will equal $1,000 multiplied by a ratio determined by dividing the settlement value on the valuation date by the initial value. The alternative redemption amount will be calculated using the following formula:

$1,000 ×	settlement value
initial value

        As a result, the amount you receive at maturity will be less than the principal amount if the value of the index stock falls below the threshold value at any time during the measurement period and if the settlement value is less than the initial value. You will not receive any payment at maturity (other than any accrued but unpaid coupon payments) if the settlement value is zero.

        In addition, you may, under certain circumstances, receive less than the amount you would otherwise receive if Lehman Brothers Holdings pays the amount due at maturity in shares of index stock, as described below under "What is the stock settlement option?"

        The initial value and the threshold value will be specified in the relevant pricing supplement.

        The settlement value will generally be based upon the closing price of the index stock on the valuation date; provided that if the calculation agent determines that a market disruption event has occurred on any such day or if such day is not a scheduled trading day, the valuation date will be postponed and the settlement value will, subject to certain limitations, be based on the closing price of the index stock on the next succeeding scheduled trading day on which no market disruption event occurs. Any such postponement of the valuation date will cause the payment you receive to be postponed by the number of business days equal to the number of scheduled trading days by which the valuation date is postponed. The settlement value will also include any other equity securities or any cash received by a holder of the index stock as a result of transactions, events or occurrences as described below. See "Description of the Notes—Determination of alternative redemption amount" for details.

        The relevant pricing supplement will contain examples of how the alternative redemption amount will be calculated.

What changes will be made to the settlement value?

        Changes will be made to the settlement value if the index stock issuer or other issuers whose securities are included in the calculation of the settlement value, engage in certain transactions and to reflect certain events affecting such securities, such as stock splits, stock dividends and similar occurrences. For example, if the index stock issuer is not the surviving entity in a merger, its common stock will be removed from the calculation of the settlement value and the settlement value will then include the common stock of the successor entity or cash received in the merger plus any accrued interest. Also as an example, if the index stock issuer distributes the common stock of a subsidiary to shareholders, the value of the subsidiary's common stock will then be added to the settlement value. See "Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value."

What is the stock settlement option?

        The relevant pricing supplement will specify whether and under what circumstances stock settlement at maturity will be available. If and to the extent stock settlement is available, Lehman Brothers Holdings will pay the amount due at maturity, subject to the following paragraph, by delivering, for each $1,000 principal amount of notes, a number of shares of index stock having a value on the valuation date equal to $1,000; provided, however, that if the market value of the index stock has fallen below the threshold value at any time during the measurement period, the number of shares of index stock delivered, for each $1,000 principal amount of notes, will have a value on the valuation date equal to the lesser of (a) $1,000 or (b) the alternative redemption amount. Upon the occurrence of certain events, or if the index stock issuer is involved in certain transactions, the number of shares of the index stock to be delivered may be adjusted and Lehman Brothers Holdings may deliver, in lieu of or in addition to the index stock, cash and any other equity securities used in the calculation of the settlement value, all as described below under "Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value." If the calculations above result in fractional shares, Lehman Brothers Holdings will pay cash to you in an amount equal to the value of the fractional shares based upon the closing price of the index stock or such other equity securities on the valuation date.

        If Lehman Brothers Holdings determines that it is prohibited from delivering shares of the index stock or other equity securities, or that it would otherwise be unduly burdensome to do so, it will pay the entire amount due at maturity in cash.

        Because the settlement value will ordinarily be determined prior to the stated maturity date, if the notes are settled with stock at maturity, the effect to holders will be as if the notes matured prior to the stated maturity date. Thus, the value of the shares of the index stock and any other equity securities and cash that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the valuation date and the stated maturity date, be more or less than the amount you would have received had the notes not been stock settled. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been stock settlement.

How will I be able to find the settlement value?

        You may call Lehman Brothers Inc. at 212-526-0905 to obtain the settlement value and the number of shares of the index stock and other equity securities included in the calculation of the settlement value per $1,000 note, calculated as if the settlement value were being determined on that date.

Are there any risks associated with my investment?

        Yes, the notes will be subject to a number of risks. See "Risk Factors" beginning on page SS-6.

What about taxes?

        No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. Lehman Brothers Holdings intends to treat, and by purchasing the notes, for all purposes you will agree to treat a note as a financial contract rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. Assuming the note is treated as a financial contract for United States federal income tax, the gain or loss will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Under such treatment, if the stock settlement option is elected, upon settlement in shares of the index stock or other equity security, Lehman Brothers Holdings intends to take the position that you will not generally recognize gain or loss on the receipt of such shares. Lehman Brothers Holdings intends to report the coupon payments as ordinary income to you, but you should consult your own tax advisor concerning alternative characterizations. See "United States Federal Income Tax Consequences."

Who is Lehman Brothers Holdings?

        Lehman Brothers Holdings Inc. ("Lehman Brothers Holdings") is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth clients and customers. Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See "Prospectus Summary—Lehman Brothers Holdings Inc." and "Where You Can Find More Information" on pages 1 and 58, respectively, of the base prospectus.

        You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption "Where You Can Find More Information" in the base prospectus.

What is the role of Lehman Brothers Inc.?

        Unless indicated otherwise in the relevant pricing supplement, Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will be an agent for the offering and sale of the notes.

Lehman Brothers Inc. will also be the calculation agent for purposes of determining the amount you receive and the number of shares of the index stock (and any other equity securities used in the calculation of the settlement value) you receive if there is stock settlement at maturity of the notes. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors—Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and "Description of the Notes—Calculation agent."

        After the initial offering of each series of notes, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun.

In what form will the notes be issued?

        The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

        The notes may be listed on a stock exchange. If a series of notes is listed on a stock exchange, the relevant pricing supplement will identify the exchange and the trading symbol of the series. You should be aware that that the listing of the notes on a stock exchange will not necessarily ensure that a liquid trading market will be available for the notes.

RISK FACTORS

        You should carefully consider the risk factors provided below as well as the other information contained in this RANGERS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the price of the index stock and any other equity securities included in the calculation of the settlement value and other events that are difficult to predict and beyond Lehman Brothers Holdings' control.

        You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes will be different from conventional debt securities of Lehman Brothers Holdings in several ways.

  •
  The payment you receive at maturity may be less than the principal amount. If the value of the index stock falls below the threshold value at any time during the measurement period, Lehman Brothers Holdings will pay you cash at maturity in an amount equal to the lesser of $1,000 and the alternative redemption amount. Therefore, if the settlement value is less than the initial value, Lehman Brothers Holdings will pay you an amount less than $1,000, plus any accrued but unpaid interest, per $1,000 note. Accordingly, you may lose some or all of the principal amount that you invest in the notes. You will not receive any payment at maturity (other than any accrued but unpaid coupon payments) if the settlement value is zero.

  •
  The yield may be lower than the yield on a conventional debt security of comparable maturity. The amount Lehman Brothers Holdings pays you at maturity may be less than the return you could earn on other investments. Because the amount you receive at maturity may be less than the principal amount, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

  •
  The coupon rate paid on the notes may be significantly less than interest paid on a conventional debt security. Your note may bear a coupon rate below the prevailing market rate for debt securities of Lehman Brothers Holdings that are not indexed to common stocks.

Your return on the notes could be less than if you owned the index stock.

  •
  Your maximum return is limited. The maximum amount that Lehman Brothers Holdings is obligated to pay you per $1,000 note at maturity is $1,000, plus any accrued but unpaid coupon payments. This is true even if the settlement value exceeds the initial value per $1,000 note. As a result, your return on the notes could be less than the return obtainable if you had owned the index stock.

  •
  Your return will not reflect dividends on the index stock or other equity securities included in the calculation of the settlement value. Your return on the notes will also not reflect the return you would realize if you actually owned the index stock (or any other equity securities included in the calculation of the settlement value), and received the dividends paid on that stock. This is because the calculation agent will calculate the amount payable to you by reference to the price of the index stock (and any other equity securities) without taking into consideration the value of dividends paid thereon.

In the case of notes for which stock settlement at maturity is provided, your return on the notes could be less than if there had not been stock settlement.

        If the notes are settled with stock at maturity, then because the settlement value will ordinarily be determined prior to the maturity date, the effect to holders will be as if the notes matured prior to the stated maturity date, as the case may be. Thus, the value of the shares of the index stock and any other equity securities and cash that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the valuation date and the stated maturity date, be more or less than the amount you would have received had the notes not been stock settled. Consequently it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been stock settlement. See "Description of the Notes—Stock settlement option."

Historical values of the index stock should not be taken as an indication of the settlement value during the term of the notes.

        The trading prices of the index stock and other equity securities included in the calculation of the settlement value and any cash included in the calculation of the settlement value will determine the settlement value. As a result, it is impossible to predict how much the settlement value will equal on the valuation date. Trading prices of the index stock and other equity securities included in the calculation of the settlement value will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the index stock and those other equity securities themselves.

The notes may not be actively traded.

        The notes of a particular series may not be listed on any securities exchange. Even if they are listed on a securities exchange, there may be little or no secondary market for the notes and even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for each series of notes, but it is not required to do so.

The value of the notes will be affected by numerous factors, some of which are related in complex ways.

        The value of the notes in the secondary market will be affected by supply and demand of the notes, the market value of the index stock at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes prior to maturity may be at a discount, which could be substantial, from the price at which the notes are initially sold to the public if, at that time, the market value of the index stock has fallen below the threshold value at any time since the date of the relevant pricing supplement or if the value of the index stock is less than, equal to, or not sufficiently above the initial value. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

  •
  Value. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the value of the index stock and, in particular, on the amount, if any, by which the value of the index stock at any given point in time exceeds the threshold value. If you decide to sell your notes prior to maturity, you may nonetheless receive substantially less than the amount that would be payable at maturity based on the value of the index stock on the date you sell your notes because the value of the index stock may have fallen below the threshold value or because of expectations that the value of the index stock will continue to fluctuate until the amount due at maturity is determined. If you decide to sell your notes when the value of the index stock is less than the initial value or if the price of the index stock falls below the threshold value at any time during the measurement period, you can expect to receive less than

    $1,000 per $1,000 note. Political, economic and other developments that affect the index stock (and any other equity securities included in the calculation of the settlement value) may also affect the settlement value and, thus, the value of the notes.

  •
  Interest rates. The trading value of the notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the notes may be adversely affected.

  •
  Volatility of the index stock. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the index stock increases or decreases, the trading value of the notes may be adversely affected.

  •
  Merger and acquisition transactions. The index stock (or any other equity securities included in the calculation of the settlement value) may be affected by mergers and acquisitions, which can contribute to volatility of these securities. Additionally, as a result of a merger or acquisition, the index stock (or any other equity securities included in the calculation of the settlement value), may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the securities they replaced.

  •
  Time remaining to maturity. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

  •
  Dividend yields. If dividend yields on the index stock (or any other equity securities included in the calculation of the settlement value), increase, the value of the notes may be adversely affected because the settlement value does not incorporate the value of those payments.

  •
  Lehman Brothers Holdings' credit ratings, financial condition and results. Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

  •
  Economic conditions and earnings performance of the index stock issuer (and any other companies whose securities are included in the calculation of the settlement value). General economic conditions and earnings results of the index stock issuer (and any other companies whose equity securities are included in the calculation of the settlement value), and real or anticipated changes in those conditions or results may affect the market value of the notes.

  •
  Value of the index stock from the date of the relevant pricing supplement. If the value of the index stock falls below the threshold value at any time during the measurement period, the trading value of the notes may be adversely affected.

        You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the price of the index stock. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

The inclusion of commissions and projected profit from hedging in the public offering price is likely to adversely affect secondary market prices.

        Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase notes of a particular series in secondary market transactions will likely be lower than the public offering price of the notes of that series, since the public offering price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the obligations of Lehman Brothers Holdings under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

Lehman Brothers Holdings cannot control actions by the index stock issuer (or any other companies whose equity securities are included in the calculation of the settlement value).

        Actions by the index stock issuer (or any other companies whose equity securities are included in the calculation of the settlement value) may have an adverse effect on the price of the index stock or that other equity security, the settlement value and the notes. In addition, these companies are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of the notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you at maturity.

You have no shareholder rights.

        Investing in the notes is not equivalent to investing in the index stock (or any other equity securities included in the calculation of the settlement value). As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the index stock.

Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent.

        Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes, whether adjustments should be made to the settlement value and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of the Notes—Payment at maturity," "—Adjustments to multipliers and to securities included in the calculation of the settlement value" and "—Market disruption events."

Lehman Brothers Holdings' business activities may create conflicts of interest between you and Lehman Brothers Holdings.

        Lehman Brothers Holdings and one or more of its affiliates may, at present or in the future, engage in business with the index stock issuer or its competitors, including making loans to or equity investments in the index stock issuer or its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between Lehman Brothers Holdings or its affiliates' obligations and your interests. Moreover, Lehman Brothers Holdings or one or more of its affiliates may have published and may in the future publish research reports on the index stock issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the value of the index stock and, therefore, the value of the notes.

Purchases and sales of the index stock (or any other equity securities included in the calculation of the settlement value), by Lehman Brothers Holdings and its affiliates could affect the prices of the index stock or those other equity securities or the settlement value.

        Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell the index stock or other equity securities or derivative instruments related to the index stock (or any other equity securities included in the calculation of the settlement value) for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of the index stock or those other equity securities. See "Use of Proceeds and Hedging."

The tax consequences of an investment in the notes are uncertain.

        Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. Lehman Brothers Holdings intends to treat, and by purchasing a note, for all purposes you agree to treat, a note as a financial contract rather than as a debt instrument. Lehman Brothers Holdings intends to report the coupon payments as ordinary income to you but you should consult your own tax advisor concerning alternative characterizations. See "United States Federal Income Tax Consequences."

USE OF PROCEEDS AND HEDGING

        A portion of the proceeds to be received by Lehman Brothers Holdings from the sale of a series of notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire shares of the index stock. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the index stock to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds" on page 7 of the base prospectus.

        From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the index stock, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or those other equity securities or in futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those common stocks or those other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

        To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in the index stock or other equity securities included in the calculation of the settlement value of a series of the notes, or futures or options contracts or other derivative or synthetic instruments related to the index stock or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities included in the calculation of the settlement value. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the price of the index stock or other equity securities included in the calculation of the settlement value and, accordingly, increase or decrease the settlement value. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the index stock or those other equity securities, these activities could have such an effect.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the base prospectus and the description of the general terms and provisions of the Medium-Term Notes, Series H set forth in the MTN prospectus supplement.

        The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the relevant pricing supplement is inconsistent with this RANGERS prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in the base prospectus, the MTN prospectus supplement and this RANGERS prospectus supplement. It is important for you to consider the information contained in the base prospectus, the MTN prospectus supplement, this RANGERS prospectus supplement and the relevant pricing supplement in making your investment decision.

General

        The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the base prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt Securities" beginning on page 8 of the base prospectus. The notes are "Senior Debt" as described in the base prospectus. Citibank, N.A. is trustee under the senior indenture.

        Lehman Brothers Holdings may initially issue up to the aggregate principal amount of notes of any series set forth on the cover page of the relevant pricing supplement (or if the pricing supplement indicates that an over-allotment option has been granted, up to that amount plus the amount of the option). Lehman Brothers Holdings may, without the consent of the holders of the notes of that series, create and issue additional notes ranking equally with the notes of that series and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes of a series can be issued if an event of default has occurred with respect to the notes of that series. The notes will be issued in denominations of $1,000 and whole multiples of $1,000.

        Unless otherwise specified in the relevant pricing supplement, the option of a holder of $10,000,000 or more in aggregate principal amount of the notes to receive payments by wire transfer, referred to in the MTN prospectus supplement, will not be available for these notes.

Index stock and index stock issuer

        In this RANGERS prospectus supplement, when we refer to the index stock, we mean the common stock of the issuer specified in the relevant pricing supplement, and when we refer to the index stock issuer, we refer to that issuer.

Payments prior to maturity

        The relevant pricing supplement will specify the coupon rate that will apply to the notes, the coupon payment dates and the related record dates. The coupon payment will comprise two components, an interest factor (which will be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes) and an optionality factor (which will be largely dependent upon the volatility of the index stock). The relevant pricing supplement will specify these components.

        Coupon payments will be calculated based upon the principal amount of the notes and will accrue from and including the original issue date of the notes to and excluding the date the notes mature. If the stated maturity date is postponed due to a market disruption event, coupon payments will continue to accrue during the period from the stated maturity date to but excluding the date the notes actually mature. Lehman Brothers Holdings will make coupon payments to the person in whose name a note is registered at the close of business on the record date indicated in the pricing supplement. Coupon payments on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. If any coupon payment date is not a business day, you will receive payment on the following business day unless that day falls in the next calendar month, in which case payment will be made on the first preceding day which is a business day.

        Unless otherwise stated in the relevant pricing supplement, the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder. If the relevant pricing supplement provides for a redemption or repurchase feature, the details of such redemption or repurchase feature will be specified in the relevant pricing supplement.

Payment at maturity

        The notes will mature on the date specified in the relevant pricing supplement unless postponed because a market disruption event occurs; see "—Determination of alternative redemption amount" and "—Settlement value" below. You will be entitled to receive per $1,000 note, at maturity, $1,000 plus any accrued but unpaid coupon payments, unless the value of the index stock falls below the threshold value at any time during the measurement period, in which case Lehman Brothers Holdings will pay you per $1,000 note, the lesser of:

  •
  $1,000, plus any accrued but unpaid coupon payments; and

  •
  the alternative redemption amount, plus any accrued but unpaid coupon payments.

        The measurement period will begin on the date of the relevant pricing supplement and end on the relevant valuation date.

        The calculation agent will determine whether the value of the index stock has fallen below the threshold value at any time during the measurement period. To the extent that events occur during the measurement period that would result in changes to the settlement value, as described below in "—Adjustments to multipliers and to securities included in the calculation of the settlement value", the calculation agent will make comparable adjustments to the value of the index stock for purposes of determining whether or not the value of the index stock has fallen below the threshold value.

Determination of alternative redemption amount

        The alternative redemption amount will be determined by the calculation agent by the following formula:

$1,000	×	settlement value initial value

        As a result, the amount you receive at maturity will be less than the principal amount if the value of the index stock falls below the threshold value at any time during the measurement period and if the settlement value is less than the initial value. You will not receive any payment at maturity (other than any accrued but unpaid coupon payments) if the settlement value is zero. The initial value and the threshold value will be specified in the relevant pricing supplement.

Settlement value

        The settlement value will be determined by the calculation agent and will be based on the closing price of the index stock on the valuation date. The settlement value will include the value of the number of shares of index stock equal to the multiplier for the index stock. In addition, the settlement value will also include the value of any cash and any equity securities included by the calculation agent as settlement property following certain corporate transactions. See "—Adjustments to multipliers and to securities included in the calculation of the settlement value" below.

        If the calculation agent determines that one or more market disruption events have occurred on the day that would otherwise be the valuation date with respect to the index stock or any equity security included as settlement property, or if that day is not a scheduled trading day with respect to such security, the valuation date will be postponed and the calculation agent will, subject to the following paragraph, determine the settlement value on the next scheduled trading day on which no market disruption event occurs. In that case, the settlement value will be determined by the calculation agent based on (i) with respect to the equity securities included in the calculation of the settlement value that have not been subject to a market disruption event, the closing price of each such security on the postponed valuation date, and (ii) with respect to the equity securities included in the calculation of the settlement value that have been subject to a market disruption event, the average execution price an affiliate of Lehman Brothers Holdings receives on the postponed valuation date upon the sale of that security used to hedge Lehman Brothers Holdings' obligations under the notes.

        However, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then that eighth scheduled trading day shall be deemed the valuation date and the calculation agent shall determine the closing price of the index stock or equity securities included in the calculation of the settlement value based upon its estimate of the value of the index stock or such securities as of the close of trading on that eighth scheduled trading day. Postponement of the date that would otherwise be the valuation date will cause the payment you receive to be postponed until the date that is a number of business days equal to the number of scheduled trading days by which the valuation date is postponed.

        The "closing price" of an index stock or any other equity security included as settlement property on any particular day means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings' obligations under the notes.

        The "relevant exchange" for any equity security means the primary U.S. exchange, quotation system, including any bulletin board service, or market on which that security is traded, or in case the security is not listed or quoted in the United States, the primary exchange, quotation system or market for the security.

        "Scheduled trading day" means any day on which the relevant exchange is scheduled to be open for trading for its regular trading session.

        You may call Lehman Brothers Inc. at 212-526-0905 to obtain the settlement value and the number of shares of the index stock and other equity securities included in the calculation of the settlement value per $1,000 note, calculated as if the settlement value were being determined on that date.

Adjustments to multipliers and to securities included in the calculation of the settlement value

        Unless indicated otherwise in the relevant pricing supplement, adjustments to multipliers and to equity securities included as settlement property will be made by adjusting the multipliers then in effect for the securities, by adding new securities or cash and/or by removing current securities in the circumstances described below. The multiplier for any security included in the calculation of the settlement value will represent the number of those securities included in the calculation of the settlement value. The initial multiplier for the index stock will be 1.0, unless otherwise specified in the relevant pricing supplement. For purposes of these adjustments, except as noted below, ADSs are treated like common stock if a comparable adjustment to the foreign shares underlying the ADSs is made pursuant to the terms of the depositary arrangement for the ADSs or if holders of ADSs are entitled to receive property in respect of the underlying foreign share.

  •
  If a common stock is subject to a stock split or reverse stock split, then once the split has become effective, the multiplier relating to that common stock will be adjusted. The multiplier will be adjusted to equal the product of the number of shares outstanding after the split with respect to each share immediately prior to effectiveness of the split and the prior multiplier.

  •
  If a common stock is subject to an extraordinary stock dividend or extraordinary stock distribution in common stock that is given equally to all holders of shares, then once the common stock is trading ex-dividend, the multiplier will be increased by the product of the number of shares issued with respect to one share and the prior multiplier.

  •
  If the issuer of a common stock, or if a common stock is an ADS, the foreign issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the common stock will continue to be included in the calculation of the settlement value so long as the relevant exchange is reporting a market price for the common stock. If a market price, including a price on a bulletin board service, is no longer available for a common stock or other equity security included in the calculation of the settlement value, then the value of that common stock or other equity security will equal zero for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the settlement value to compensate for the deletion of that common stock or other equity security.

  •
  If the issuer of a common stock, or if a common stock is an ADS, the foreign issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the common stock are entitled to receive cash, securities, other property or a combination of those in exchange for the common stock, then the following will be included in the calculation of the settlement value as "settlement property":

  —
  To the extent cash is received, the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) the cash consideration per share of common stock and (b) the multiplier for the common stock, each determined as of the time the holders of the common stock are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning on the first London business day after the day on which holders of the common stock receive the cash consideration until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

  —
  To the extent that equity securities that are traded or listed on an exchange, quotation system or market are received, once the exchange for the new securities has become effective, the former common stock will be removed from the calculation of the settlement value and the settlement property will include a number of shares of the new securities equal to the multiplier for the new securities. The initial multiplier for the new securities will equal the product of the last value of the multiplier of the original underlying common stock and the number of securities of the new security exchanged with respect to one share of the original common stock.

  —
  To the extent that equity securities that are not traded or listed on an exchange, quotation system or market or non-equity securities or other property (other than cash) is received,

      the calculation agent will determine the fair market value of the securities or other property received per share of common stock and the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) such fair market value per share of common stock and (b) the multiplier for the common stock, each determined as of the time the holders of the common stock are entitled to receive the securities or other property. The settlement value will also include accrued interest on that amount. Interest will accrue beginning on the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

  •
  If all of the shares of a common stock are converted into or exchanged for the same or a different number of shares of any class or classes of equity securities other than that common stock included in the calculation of the settlement value, whether by capital reorganization, recapitalization or reclassification, then, once the conversion has become effective, the former common stock will be removed from the calculation of the settlement value and the settlement property will include a number of shares of the new equity securities equal to the multiplier for the new securities. The multiplier for each new equity security added to the settlement property will equal the product of the last value of the multiplier of the original common stock and the number of shares of the new equity security issued with respect to one share of the original common stock.

  •
  If the issuer of a common stock, or if a common stock is an ADS, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, quotation system or market of an issuer other than itself, then the settlement property will include a number of shares of the new common stock or other equity security equal to the multiplier for the new common stock or other equity security. The multiplier for the new common stock or other equity security will equal the product of the last value of the multiplier with respect to the original common stock and the number of shares of the new common stock or other equity security issued with respect to one share of the original common stock.

  •
  If an ADS is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act of 1934 or is no longer a security quoted on the Nasdaq Stock Market, then the ADS will be removed from the calculation of the settlement value, the foreign share underlying the ADS will be deemed to be a new common stock and the settlement property will include a number of shares of the new common stock equal to the multiplier for the new common stock. The initial multiplier for that new underlying common stock will equal the last value of the multiplier for the ADS multiplied by the number of underlying foreign shares represented by single ADS.

  •
  If a common stock is subject to an extraordinary dividend or an extraordinary distribution (including upon liquidation or dissolution) of cash, equity securities that are not traded or listed on an exchange, quotation system or market, non-equity securities or other property of any kind which is received equally by all holders of its common stock, then the following will be included in the calculation of the settlement value as "settlement property":

  —
  To the extent cash is entitled to be received, the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, on each day after the time that the common stock trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received per share of common stock multiplied by the multiplier for the common stock on such day, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received; provided, however, that when the cash consideration is received, the preceding adjustment shall be eliminated and the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) the cash consideration per share of common stock and (b) the multiplier for the common stock, each determined as of the time the holders of the common stock are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders of the common stock receive the cash consideration until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

    —
    To the extent that equity securities that are not traded or listed on an exchange, quotation system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received per share of common stock and the settlement property will include, subject to any subsequent adjustments made by the calculation agent pursuant to the calculation agency agreement, an amount of cash equal to the product of (a) such fair market value per share of common stock and (b) the multiplier for the common stock, each determined as of the time the holders of the common stock are entitled to receive the securities or other property. The settlement property will also include accrued interest on that amount. Interest will accrue beginning on the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

  •
  If similar corporate events occur with respect to the issuer of an equity security other than common stock that is included in the calculation of the settlement value, adjustments similar to the above will be made for that equity security. In addition, if any other corporate events occur with respect to the issuer or a common stock or other equity security included in the calculation of the settlement value, adjustments will be made to reflect the economic substance of those events.

        Unless otherwise provided in the relevant pricing supplement, the payment of an ordinary cash dividend from current income or retained earnings will not result in an adjustment to the multiplier or entitle you to any cash payments.

        No adjustments of any multiplier of a common stock will be required unless the adjustment would require a change of at least .1% (.001) in the multiplier then in effect. The multiplier resulting from any of the adjustments specified above will be rounded at the calculation agent's discretion.

Market disruption events

        Unless indicated otherwise in the relevant pricing supplement, a market disruption event with respect to any common stock (including the index stock or any other equity security included in settlement property) will occur on any day if the calculation agent determines that any of the following events has occurred:

  •
  A material suspension of or limitation imposed on trading relating to that equity security by the relevant exchange for such security, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

  •
  A material suspension of or limitation imposed on trading in futures or options contracts relating to such common stock by by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

  •
  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for that common stock on the relevant exchange, or in the case of a common stock not listed or quoted in the United States, on the primary exchange, quotation system or market for such common stock, at any time during the one hour period that ends at the close of trading on that day.

  •
  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to that common stock on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the close of trading on that day.

  •
  The closure of the relevant exchange for that common stock or the primary exchange or quotation system on which futures or options contracts relating to that common stock are traded prior to its scheduled closing time unless the earlier closing time is announced by the exchanges or quotation system at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the exchanges or quotation system and (2) the submission deadline for orders to be entered into the exchanges or quotation system for execution at the close of trading on such day.

        For purposes of determining whether a market disruption event has occurred, "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

        Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

        Events have occurred in the past that would constitute market disruption events. The existence or non-existence of such circumstances in the past, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

Stock settlement

        The relevant pricing supplement will specify whether Lehman Brothers Holdings has the option to settle the notes at maturity with shares of the index stock (and any other equity security used in the calculation of the settlement value), whether the holders of the notes have the option of electing stock settlement at maturity or whether stock settlement at maturity is mandatory. If and to the stock settlement is available, Lehman Brothers Holdings will pay the amount due at maturity, subject to the following paragraph, by delivering, for each $1,000 principal amount of notes, a number of shares of index stock having a value on the valuation date that is equal to $1,000; provided, however, that if the market value of the index stock has fallen below the threshold value at any time during the measurement period, the number of shares of index stock delivered, for each $1,000 principal amount of notes, will have a value on the valuation date equal to the lesser of (a) $1,000 or (b) the alternative redemption amount. Upon the occurrence of certain events, or if the index stock issuer is involved in certain transactions, the number of shares of the index stock to be delivered may be adjusted and Lehman Brothers Holdings may, at its option, deliver, in lieu of or in addition to the index stock, cash and any other equity securities used in the calculation of the settlement value, all as described below under "—Adjustments to multipliers and to securities included in the calculation of the settlement value". If the calculations above result in fractional shares, Lehman Brothers Holdings will pay cash to you in an amount equal to the value of the fractional shares based upon the closing price of the index stock or such other equity securities on the valuation date.

        If Lehman Brothers Holdings determines that it is prohibited from delivering shares of the index stock or other equity securities, or that it would otherwise be unduly burdensome to do so, it will pay the entire amount due at maturity in cash.

        Because the settlement value will ordinarily be determined prior to the stated maturity date, if the notes are settled with stock at maturity the effect to holders will be as if the notes matured prior to the stated maturity date. Thus, the value of the shares of the index stock and any other equity securities and cash that you receive at maturity may be more or less than the amount you would have received had the notes not been stock settled as a result of fluctuations in the value of these securities during the period between the valuation date and the stated maturity date. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been stock settlement.

        Unless the stock settlement option is specified in the relevant pricing supplement, Lehman Brothers Holdings will pay the amount due at maturity in cash.

Hypothetical returns

        The relevant pricing supplement will include a table that will illustrate hypothetical rates of return on an investment in the notes described in the pricing supplement, calculated for a range of hypothetical settlement values, in each case assuming that the investment is held from the date on which the notes are first issued until the stated maturity date.

        Any table setting forth hypothetical rates of return will be provided for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rate of return will depend entirely on the actual settlement value and the alternative redemption amount determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

        You should compare the features of a series of notes to other available investments before deciding to purchase the notes. Due to the uncertainty as to whether (i) the value of the index stock will fall below the threshold value at any time during the measurement period or (ii) the settlement value at maturity will be greater than the initial value, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

Calculation agent

        Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for each series of notes. Pursuant to the calculation agency agreement, Lehman Brothers

Holdings may appoint a different calculation agent from time to time after the date of this RANGERS prospectus supplement without your consent and without notifying you.

        The calculation agent will determine the amount you receive. In addition, the calculation agent will make all determinations regarding alternative redemption amount, settlement value, value of the index stock, multipliers, market disruption events, valuation dates, the closing prices of the index stock and the number of shares of the common stock (and any other equity securities included as settlement property) you receive at maturity, if the notes are stock settled. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

        Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may from time to time engage in business with the index stock issuer or the issuers of other equity securities included in the calculation of the settlement value or, in the case of ADSs, the underlying foreign shares, or with persons seeking to acquire the index stock issuer or these other issuers. The services provided may include advisory services to the issuers or other persons, including merger and acquisition advisory services. In the course of its business, Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may acquire non-public information with respect to the index stock issuer or these other issuers. In addition, one or more affiliates of Lehman Brothers Holdings may publish research reports with respect to the index stock issuer or these other issuers. The actions may directly adversely affect the market prices of the index stock or the other equity securities.

Events of default and acceleration

        If an event of default with respect to any series of notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date that is a number of business days equal to the determination period specified in the relevant pricing supplement before that date was the date for determining the settlement value and marked the end of the measurement period. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity date and the date that is a number of business days equal to the determination period specified in the relevant pricing supplement before that date was the date for determining the settlement value. In any such case where the relevant pricing supplement provides for the stock settlement option, Lehman Brothers Holdings will be deemed to have elected to pay in cash and not in shares of the index stock (or shares of any other equity securities used in the calculation of the settlement value). See "Description of Debt Securities—Defaults" beginning on page 13 of the base prospectus.

INDEX STOCK INFORMATION

Information about the index stock issuer

        Lehman Brothers Holdings will provide in the relevant pricing supplement summary information regarding the business of the index stock issuer based on its publicly available documents. In addition, information regarding an index stock issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

        In connection with any offering of notes, neither Lehman Brothers Holdings nor any of its affiliates will have participated in the preparation of such documents or made any due diligence inquiry with respect to the index stock issuer. Neither Lehman Brothers Holdings nor any of its affiliates makes any representation that such publicly available documents are, or any other publicly available information regarding an index stock issuer is, accurate or complete. Furthermore, Lehman Brothers Holdings and its affiliates cannot give any assurance that all events occurring prior to the date a series of notes is offered (including events that would affect the accuracy or completeness of the publicly available documents) that would affect the trading prices of the index stock have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning an index stock issuer could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes. Neither Lehman Brothers Holdings nor any of its affiliates makes any representation to you as to the performance of any index stock issuer.

        Lehman Brothers Holdings and/or its affiliates may presently or from time to time engage in business with any index stock issuer, including extending loans to, entering into loans with, or making equity investments in, an issuer or providing advisory services to the issuer, including merger and acquisition advisory services.

        In the course of such business, Lehman Brothers Holdings and/or its affiliates may acquire non-public information with respect to an index stock issuer, and neither Lehman Brothers Holdings nor any of its affiliates undertakes to disclose any such information to you. In addition, one or more of Lehman Brothers Holdings' affiliates may publish research reports with respect to an index stock issuer, and these reports may or may not recommend that investors buy or hold the common stock of the issuer. As an investor in a note, you should undertake an independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Historical trading price information

        Lehman Brother Holdings will provide historical price information on the index stock in the relevant pricing supplement. It is impossible to predict whether the price of an index stock will rise or fall. The historical prices of common stocks are not indications of future performance. Lehman Brothers Holdings cannot assure you that the prices of the index stock will increase sufficiently for you to receive an amount in excess of the principal amount of your note at maturity.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this RANGERS prospectus supplement. If any information in the relevant pricing supplement is inconsistent with this RANGERS prospectus supplement, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in this RANGERS prospectus supplement.

        Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this RANGERS prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

        The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

        The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

        For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        A non-United States holder is a beneficial owner (owner than a partnership) of notes that is not a United States holder.

General

        No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings intends to treat a note as a financial contract rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which a note is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Coupon payments

        There is no direct authority addressing the treatment of the coupon payments under current law, and such treatment is unclear. Such coupon payments may in whole or in part constitute other periodic income payments to you when received or accrued, in accordance with your method of tax accounting. To the extent Lehman Brothers Holdings is required to file information returns with respect to the coupon payments, it intends to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of the coupon payments, including the possibility that any such payment may be treated in whole or in part for United States federal income tax purposes as interest, a payment analogous to an option premium, a purchase price adjustment or rebate rather than being includible in income as other periodic income on a current basis. The treatment of the coupon payments could affect your tax basis in the notes or your amount realized upon the sale or disposition of the notes or upon settlement or maturity of the notes. See "—Sale, exchange or other disposition or cash settlement upon maturity."

Sale, exchange or other disposition, or cash settlement upon maturity

        Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note. Coupon payments, if any, received by you but not includible in your income should reduce your tax basis in the note. See "—Coupon payments."

Physical settlement upon maturity

        Upon settlement at maturity of a note in shares of the index stock (or other equity security), although the matter is not free from doubt, Lehman Brothers Holdings intends to take the position that you will not recognize gain or loss on the purchase of the index stock. You will have a tax basis in such stock or security equal to your tax basis in your note, and will have a holding period in the index stock (or other equity security) beginning on the date after the day you acquire such index stock. You will recognize capital gain or loss with respect to cash received in lieu of a fractional share of such stock.

Alternative characterizations

        There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding the coupon payments actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Non-United States holders

        The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

        Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

        Lehman Brothers Holdings will generally withhold tax at a 30% rate on coupon payments paid on the notes unless such rate is reduced or eliminated by an "other income" or similar provision of an applicable United States income tax treaty, provided the relevant certification requirements are satisfied. However, coupon payments that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

        Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or payment upon maturity of the notes or on payments received at maturity in respect of the notes, provided that the index stock issuer is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

        As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a note. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the notes.

United States federal income tax

        Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition of a note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and certain other conditions are met or (iii) if the notes are linked to an index stock, the index stock issuer is a United States real property holding corporation.

United States federal estate tax

        If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

        If you are a United States holder of notes, information reporting requirements will generally apply to all payments (including coupon payments) received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

        If you are a non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service (the "IRS") and to you the amount of all payments paid to you (including coupon payments) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such coupon payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS.

BOOK-ENTRY ISSUANCE

        The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. See "Book-Entry Procedures and Settlement" on page 38 of the base prospectus.

        The trustee for the notes will wire payments on the notes to DTC's nominee. Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the notes are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

        It is DTC's current practice, upon receipt of any coupon payments, distributions or liquidation amount, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        With respect to each series of notes to be issued, Lehman Brothers Holdings will agree to sell to the agents identified in the relevant pricing supplement (which may include Lehman Brothers Inc.), as principals, and the agents will agree, severally, to purchase from Lehman Brothers Holdings, the principal amount of the notes specified, at the price specified in the relevant pricing supplement. The agents will be committed to take and pay for all of the notes they agree to purchase, if any are taken.

        The agents will offer each series of notes initially at a public offering price equal to the issue price set forth in the relevant pricing supplement and may offer the notes to certain dealers at such price less a concession not in excess of a percentage of the principal amount of the notes specified in the relevant pricing supplement. The agents may allow, and any such dealers may reallow, a discount not in excess of a percentage of the principal amount of the notes specified in the relevant pricing supplement on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the agents.

        Each series of notes will be a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by Lehman Brothers Inc., as lead agent, that the agents intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given that a liquid trading market for the notes will develop or be maintained. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the MTN prospectus supplement and base prospectus.

        Lehman Brothers Holdings will agree to indemnify the agents against some liabilities, including liabilities under the Securities Act of 1933, as described in the MTN prospectus supplement and base prospectus.

        This RANGERS prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format may be made available on the Internet sites or through other online services maintained by Lehman Brothers Holdings and/or the agents and/or selling group members participating in any offering of notes, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular agent or selling group member, prospective investors may be allowed to place orders online. The agent may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the agent on the same basis as other allocations.

        Other than this RANGERS prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format, the information on Lehman Brothers Holdings' or any agent's or any selling group member's web site and any information contained in any other web site maintained by any agent or selling group member is not part of this RANGERS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement or the registration statement of which they form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or any underwriter or selling group member in its capacity as an agent or selling group member, except, in each case, with respect to the website maintained by it, and should not be relied upon by investors.

QuickLinks

TABLE OF CONTENTS
SUMMARY INFORMATION—Q&A
RISK FACTORS
USE OF PROCEEDS AND HEDGING
DESCRIPTION OF THE NOTES
INDEX STOCK INFORMATION
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
BOOK-ENTRY ISSUANCE
SUPPLEMENTAL PLAN OF DISTRIBUTION